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                                                                      EXHIBIT 99


Contact

     Peter Farwell                 Martha Goldstein         Jean Jarvis
     Corporate Relations           Press Information        Investor Information
     Harcourt General              Times Mirror             Times Mirror
     (617) 232-8200                (213) 237-3727           (213) 237-3955


                                                           FOR IMMEDIATE RELEASE

                       HARCOURT GENERAL AND TIMES MIRROR
                           COMPLETE MOSBY TRANSACTION

     CHESTNUT HILL, Mass., October 9, 1998 - Harcourt General, Inc. (NYSE:H) and The Times Mirror Company (NYSE:TMC) jointly announced today that Harcourt General has completed the acquisition of Mosby, Inc., a professional health science/medical publishing business, from Times Mirror. The transaction, which was announced May 6, is valued at $415 million.

     Mosby, which publishes more than 3,000 books and 100 periodicals in nursing, allied health and medicine, has annual revenues of approximately $225 million. Mosby is now part of the Worldwide Scientific/Technical/Medical Group of Harcourt Brace & Company, Harcourt General's publishing subsidiary. Other medical publishers in that Group are leading global imprints W.B. Saunders and Churchill Livingstone.

     Harcourt General is a leading global multiple-media publisher and service provider to established educational, trade and professional markets as well as to emerging for-profit educational, career-training and assessment markets. The Company is also a leading specialty retailer through its 53% controlling interest in The Neiman Marcus Group (NYSE:NMG).

     Times Mirror, a Los Angeles-based news and information company, publishes the Los Angeles Times, The Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate and Greenwich Time; a wide array of professional information for the aviation, training and health improvement markets, and consumer magazines. Times Mirror newspapers have won a total of 58 Pulitzer Prizes, among the highest of any news and information company in the country.